                                                                    EXHIBIT 99.1


NEWS                           [AIG LOGO]     AMERICAN INTERNATIONAL GROUP, INC.
                                              70 PINE STREET NEW YORK, NY 10270


Contact: Charlene Hamrah (Investment Community)
         (212)770-7074

         Joe Norton (News Media)
         (212)770-3144



                         AIG REPORTS SECOND QUARTER 2003
                 NET INCOME ROSE 26.4 PERCENT TO $2.28 BILLION;


             ANNOUNCES ADDITIONAL 25.0 PERCENT INCREASE IN QUARTERLY
                              COMMON STOCK DIVIDEND


        NEW YORK, NY, July 24, 2003 - American International Group, Inc. (AIG) today reported that its net income for the second quarter of 2003 increased 26.4 percent to $2.28 billion, compared to $1.80 billion in the second quarter of 2002. For the first six months of 2003, net income totaled $4.23 billion, an increase of 11.9 percent compared to $3.78 billion in the same period of 2002.

        Following is a summary table of second quarter and six months information (in millions, except per share amounts):

                                 SECOND QUARTER

                                                                                      PER SHARE
                                                                            --------------------------------
                                      2003      2002           Change       2003         2002         Change
                                      ----      ----           ------       ----         ----         ------
Net income                        $2,276.9     $1,801.2         26.4%     $   0.87     $   0.68         27.9%

Realized capital losses,
   net of tax                     $  243.4     $  412.2           --      $   0.09     $   0.16           --

Net income, excluding
realized capital losses,
 net of tax                       $2,520.3     $2,213.4         13.9%     $   0.96     $   0.84         14.3%

Average shares outstanding                                                 2,627.4      2,639.9



                                     -more-

                                   SIX MONTHS

                                                                                    PER SHARE
                                                                          --------------------------------
                                 2003          2002         Change        2003         2002         Change
                                 ----          ----         ------        ----         ----         ------
Net income                     $4,230.4     $3,781.5         11.9%     $   1.61     $   1.43         12.6%

Realized capital losses,
   net of tax                  $  656.3     $  562.6           --      $   0.25     $   0.22           --

Net income, excluding
realized capital losses,
 net of tax                    $4,886.7     $4,344.1         12.5%     $   1.86     $   1.65         12.7%

Average shares outstanding                                              2,627.8      2,638.6


Highlights of the second quarter of 2003 include:

- Record capital funds (shareholders' equity) at June 30, 2003 exceeding $68 billion, an increase of approximately $6 billion over March 31, 2003.

- Record consolidated assets at June 30, 2003 of approximately $620 billion, an increase of approximately $28 billion over March 31, 2003.

- Record General Insurance net premiums written of $8.84 billion, an increase of 30.4 percent over the second quarter of 2002.

- Record General Insurance pretax operating income of $1.21 billion, including $83.5 million of realized capital losses.

-     General Insurance combined ratio of 92.27 for the second quarter of 2003.

- Record General Insurance cash flow of $5.91 billion in the first six months of 2003.

- General Insurance net loss and loss adjustment reserves totaling $33.09 billion as of June 30, 2003, an increase of $1.57 billion and $2.74 billion for the second quarter and six months, respectively.

- Life Insurance GAAP premiums of $5.47 billion, up 6.1 percent over the second quarter of 2002.

- Record Life Insurance pretax operating income of $1.56 billion, including $171.1 million of realized capital losses.


                                     -more-

        Income before income taxes and minority interest in the second quarter of 2003 increased 23.9 percent. Following is a summary table of second quarter and six months information (in millions):

                                       SECOND QUARTER                     SIX MONTHS

                               2003        2002        Change     2003        2002        Change
                               ----        ----        ------     ----        ----        ------
Income before income taxes
   and minority interest      $3,430.4     $2,767.7    23.9%     $6,354.3     $5,726.4      11.0%

Pretax realized capital
   losses                     $  356.9     $  629.5      --      $  988.4     $  861.3        --

        The following table outlines the impact of foreign exchange on property-casualty net premiums written and life insurance GAAP premiums for the second quarter 2003:

                                           WORLDWIDE    FOREIGN       WORLDWIDE   FOREIGN
                                            GENERAL     GENERAL         LIFE        LIFE
                                           INSURANCE    INSURANCE     INSURANCE  INSURANCE
                                           ---------    ---------     ---------  ---------
Premium Growth in Original Currency         28.3%        17.2%           3.6%        3.4%

Foreign Exchange Impact                      2.1          7.3            2.5         3.3

Premium Growth as Reported in U.S. $        30.4%        24.5%           6.1%        6.7%

        Commenting on second quarter results, AIG Chairman M.R. Greenberg said, "AIG had a very good quarter. General Insurance, Life Insurance and Financial Services all had record results. Retirement Savings & Asset Management had improved performance as equity markets made gains.

        "In June, we announced an agreement to buy from General Electric its life insurance operations in Japan and auto and home insurance business in the U.S. These acquisitions will enhance our position in attractive markets and businesses where AIG has proven capabilities.

        "Over the second quarter, assets and shareholders' equity both rose to record levels. At June 30, 2003, assets approximated $620 billion and shareholders' equity exceeded $68 billion.

        "GENERAL INSURANCE OPERATING INCOME IN THE SECOND QUARTER OF 2003 INCREASED 29.4 PERCENT OVER A YEAR AGO TO $1.21 BILLION INCLUDING REALIZED CAPITAL LOSSES OF $83.5 MILLION. We had excellent results in both the Domestic Brokerage Group and Foreign General operations. Net premiums written were a record $8.84 billion, up 30.4 percent over a year ago. The General Insurance combined ratio was a strong 92.27 versus 94.09 a year ago. The General Insurance expense ratio further improved to 18.44 from 20.03 a year ago.

                                     -more-

        "In the United States, Domestic Brokerage Group net premiums written in the second quarter of 2003 increased 37.4 percent over a year ago to a record $5.06 billion. The combined ratio was 94.43 compared to 97.25 in the second quarter of 2002.

         "Property-casualty rates in the Domestic Brokerage Group continued to rise in the quarter. Rate increases ranged from 30 to 40 percent in most casualty lines, more in certain lines such as directors and officers insurance and excess casualty coverages. Property rates, which had increased significantly over the last few years, were up modestly in the second quarter. During the quarter we introduced new products including comprehensive protection for directors and officers, new coverages against cyber security threats and new aviation coverages.

          "HSB Group, Inc. (HSB) is achieving excellent results and is working closely with Domestic Brokerage Group and Foreign General operations identifying new opportunities. HSB is the industry leader in providing equipment breakdown insurance and related engineering and loss control services.

        "Domestic Personal Lines had very good current results in the second quarter. Net premiums written were $900.4 million, up 11.6 percent over the prior year. Rates have continued to firm. The combined ratio was 100.07 or 95.84 excluding 4.23 points associated with 21st Century Insurance Group's $37 million increase in 1994 Northridge earthquake loss reserves for claims reopened by California Senate Bill 1899, as previously reported by 21st Century. The combined ratio was 99.67 in the second quarter of 2002. The pending acquisition of GE's U.S. based automobile insurance units will complement AIG's existing domestic personal automobile insurance business.

        "United Guaranty Corporation, AIG's mortgage guaranty insurance operation, achieved an excellent combined ratio of 35.80. Reflecting the continuing high level of refinancings, new business was offset by a decline in renewal premiums.

        "Foreign General Insurance had excellent results from its unrivalled worldwide franchise. Net premiums in the second quarter increased 24.5 percent over the second quarter of 2002, to a record $1.96 billion. The combined ratio was an outstanding 86.53 compared to 88.39, a year ago. Southeast Asia and the U.K. had double digit premium growth. The Japan and European operations continue to benefit from the flight to quality. Economic weakness in many parts of the world has not deterred our growth as a result of our unsurpassed ability to provide strong financial security, a wide range of innovative products and responsive service.

         "AT TRANSATLANTIC HOLDINGS, INC., A MAJORITY-OWNED AIG SUBSIDIARY, NET PREMIUMS WRITTEN IN THE SECOND QUARTER OF 2003 ROSE 35.6 PERCENT TO $802.9 MILLION. The combined ratio improved to 96.30 from 98.22. Transatlantic is the largest broker-market reinsurance organization in the United States and a leader in the specialty casualty field.

                                     -more-

        "General Insurance cash flow continues to be very strong. NEW CASH FLOW FOR INVESTMENTS FROM GENERAL INSURANCE OPERATIONS IN THE FIRST SIX MONTHS OF 2003 WAS A RECORD $5.91 BILLION, COMPARED TO $2.79 BILLION IN THE FIRST SIX MONTHS OF 2002. Net cash flow has increased $13.34 billion since the beginning of 2002. Net investment income rose 7.6 percent to $731.5 million in the second quarter of 2003 and 6.3 percent to $1.52 billion for the first six months of 2003. The growth in investment income is a direct reflection of the strong growth in net cash flow and improving results in partnership income.

        "WE ADDED $1.57 BILLION AND $2.74 BILLION TO AIG'S GENERAL INSURANCE NET LOSS AND LOSS ADJUSTMENT RESERVES FOR THE QUARTER AND SIX MONTHS, RESPECTIVELY, bringing the total of those reserves to $33.09 billion at June 30, 2003.

         "WORLDWIDE LIFE INSURANCE OPERATING INCOME IN THE SECOND QUARTER OF 2003 WAS $1.56 BILLION, INCLUDING $171.1 MILLION OF REALIZED CAPITAL LOSSES, COMPARED TO $1.22 BILLION, INCLUDING $310.7 MILLION OF REALIZED CAPITAL LOSSES, A YEAR AGO. GAAP premiums were $5.47 billion, an increase of 6.1 percent over the second quarter of 2002. Total life production, which includes premiums, deposits and other considerations, was $11.58 billion, a decline of 12.8 percent, compared to second quarter 2002. Guaranteed Investment Contracts are an opportunistic business and in the second quarter we reduced our issuances, especially in the domestic market. Worldwide life production, excluding worldwide guaranteed investment contracts and domestic individual fixed annuities, increased 6.4 percent in the second quarter of 2003, compared to the second quarter 2002. Life insurance cash flow from both foreign and domestic operations continues to be outstanding.

        "Asia, the largest region of Foreign Life, had good operating income and premium growth. While the outbreak of SARS in Asia had a short term impact on first year life insurance policy sales in April and May, conditions have improved dramatically since then. Beijing, Shanghai, Southern China and Hong Kong are virtually back to normal. Conditions in Taiwan and Singapore also are much improved. The SARS epidemic has heightened the awareness of the importance of protection policies, and we have been introducing a series of new products to serve this need. In China, second quarter production, comprised of premiums, deposits and other considerations, rose 28 percent. In the past six months, new business increased 30 percent in China and more than 10 percent in Hong Kong.

        "In Japan, the world's second largest life insurance market after the United States, we had good results. ALICO, our largest life operation in Japan, had strong performance in terms of premium growth and operating income. When we complete the acquisition of GE Edison Life in Japan, AIG will have the leading foreign life insurance presence in the marketplace and a strong distribution platform for serving the life, annuity, and accident and health insurance needs of this important market. Additionally, our Korean operation performed well this quarter.

                                     -more-

         "Domestic Life also had good results. AIG American General, which was the most profitable life insurer in the United States in 2002, had good growth through new products and cross selling initiatives. Domestic Life operating income including realized capital losses in the second quarter of 2003 was $594.3 million. AIG American General's transition to a profit center structure has enabled it to respond quickly to new opportunities, such as the recently launched voluntary benefits unit, which will sell payroll deduction life and accident and health products.

        "The individual fixed annuity business, which is reported in the Life Insurance segment, performed well. We have been lowering annuity crediting rates, so the net interest margin in this business has remained steady or improved even as interest rates remain low. In markets where we were not able to reduce rates and maintain adequate margins we deliberately curtailed sales in the second quarter. That trend is reversing itself in the third quarter and business is off to a very strong start.

         "FINANCIAL SERVICES had excellent results, achieving solid profits derived from a diversified range of businesses and products. OPERATING INCOME GREW 14.9 PERCENT TO $622.9 MILLION IN THE SECOND QUARTER OF 2003, COMPARED TO $542.0 MILLION IN THE SECOND QUARTER OF 2002.

         "International Lease Finance Corporation (ILFC) reported operating income of $183.6 million in the second quarter of 2003, versus $207.7 million a year ago. Despite the challenging environment, demand for ILFC's modern and efficient fleet continues to be strong. All new and used aircraft deliveries in 2003 have been placed, and 78 percent of 2004 new aircraft deliveries have been leased. While some of the new lease rates for aircraft that have been redeployed are lower, this is largely offset by very low interest rates, which reduce ILFC's financing costs. Air travel in Asia, a major market for ILFC, has increased substantially now that the risk of SARS has dramatically abated. Approximately 88 percent of ILFC's fleet is leased outside of the United States.

        "AIG Financial Products Corp. (AIGFP) reported operating income of $254.2 million in the second quarter of 2003, an increase of 41.0 percent over the second quarter of 2002. AIGFP's interest rate, currency and credit derivative segments contributed to the strong growth. AIGFP serves customer needs and is not dependent on taking positions on the direction of interest rates and other markets. AIG Trading Group Inc. also had good results, with operating income of $22.6 million compared to $21.0 million in the second quarter of 2002. To take better advantage of the synergies between businesses in the capital markets, we intend to combine AIGFP and AIG Trading into one reporting unit.

        "Both U.S. and foreign consumer finance businesses had good results in the quarter. Operating income increased 18.4 percent in the second quarter of 2003 to $166.9 million. American General Finance had a good quarter as credit quality continues to be strong. AIG's international consumer finance operations posted good growth.

                                     -more-

   "RETIREMENT SAVINGS & ASSET MANAGEMENT operating income increased 7.7 percent over a year ago to $301.7 million. The Group Retirement Savings business, led by AIG VALIC in the United States, earned $226.6 million in the second quarter of 2003, compared to $219.1 million a year ago. Operating income in the individual variable annuity and mutual fund businesses was $6.6 million in the second quarter of 2003, compared to $11.4 million in second quarter of 2002 and a loss of $1.3 million in the first quarter of 2003. Our institutional asset management operation continues to attract new business. At June 30, 2003, AIG's third party assets under management, including institutional accounts and retail mutual funds, totaled over $43 billion.

        "AIG had pretax realized capital losses of $356.9 million in the second quarter of 2003, compared to $629.5 million in the second quarter of 2002. The largest portion of these losses continues to be derived from the inclusion of unrealized losses on investments previously written down to market through shareholders' equity. Upon the ultimate disposition of these holdings, a portion of these losses may be recovered depending on future market conditions.

        "In the Other Income/Deductions-net category, AIG reported net deductions of $164.7 million in the second quarter of 2003, compared to net deductions of $49.7 million a year earlier. Principal components of this category are administrative, interest and pension expenses.

        "In light of the substantial increase in AIG's shareholders' equity in the second quarter of 2003 and the recent congressional action decreasing the tax rate on corporate dividends paid to shareholders, AIG'S BOARD OF DIRECTORS HAS INCREASED ITS PREVIOUSLY DECLARED DIVIDEND OF 5.2 CENTS PER COMMON SHARE TO BE PAID IN SEPTEMBER 2003 TO 6.5 CENTS PER COMMON SHARE. This is an increase of
25.0 percent over the previously declared dividend and a 38.3 percent increase over the 4.7 cents per common share paid in June 2003."

                                     -more-

                                     # # # #

        AIG is the world's leading international insurance and financial services organization, with operations in approximately 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG
American General is a top-ranked life insurer. AIG's global businesses also include financial services, retirement savings and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement savings businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


                                     # # # #


        A conference call for the investment community will be held today at 9:00 a.m. EDT. The call will be broadcast live on the Internet at:

                               www.aigwebcast.com

The call will be archived at the same URL through Friday, August 1, 2003.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

        This press release contains forward-looking statements. Please refer to the AIG Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003 and its past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


                                     -more-

COMMENT ON REGULATION G

        This press release, including the financial highlights and supplementary earnings data, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

        Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG's financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations of net income and operating income, AIG shows both net income and operating income exclusive of realized capital gains (losses).

        Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of quarterly business performance.

        AIG believes that a major part of the discipline of a successful general insurance company is to produce an underwriting profit, and it evaluates the performance of and manages its operations on that basis. Providing only a GAAP presentation of net income and operating income makes it much more difficult for users of AIG's financial information to evaluate AIG's success or failure in its basic business, that of insurance underwriting, and may, in AIG's opinion, lead to incorrect or misleading assumptions and conclusions. The equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason, and consistently request that AIG provide the non-GAAP information.

        AIG presents life production (premiums, deposits and other considerations), net premiums written and combined ratios in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG's insurance competitors.

                       AMERICAN INTERNATIONAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS*
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       SIX MONTHS ENDED JUNE 30,                 THREE MONTHS ENDED JUNE 30,
                                                 2003              2002         CHANGE       2003             2002         CHANGE
                                                 ----              ----         ------       ----             ----         ------
GENERAL INSURANCE OPERATIONS:
     Net Premiums Written                   $ 17,087,134       $ 13,116,940      30.3%   $  8,844,050     $  6,782,657      30.4%
     Net Premiums Earned                      15,041,107         11,365,691      32.3       7,754,344        5,859,163      32.3
     Underwriting Profit                       1,096,386            725,935      51.0         563,847          416,234      35.5
     Net Investment Income                     1,515,341          1,425,413       6.3         731,467          680,047       7.6
     Income before Realized
           Capital Gains (Losses)              2,611,727          2,151,348      21.4       1,295,314        1,096,281      18.2
     Realized Capital Gains (Losses)            (255,977)          (281,860)        -         (83,470)        (160,102)        -
     OPERATING INCOME                       $  2,355,750       $  1,869,488      26.0%   $  1,211,844     $    936,179      29.4%
                                            ------------       ------------      ----    ------------     ------------      ----
             Loss Ratio                            73.99              74.63                     73.83            74.06
             Expense Ratio                         18.70              20.27                     18.44            20.03
             Combined Ratio                        92.69              94.90                     92.27            94.09
                                            ------------       ------------      ----    ------------     ------------      ----
LIFE INSURANCE OPERATIONS:
     GAAP Premiums                          $ 11,133,328       $  9,943,011      12.0%   $  5,474,838     $  5,159,564       6.1%
     Net Investment Income                     6,695,110          5,949,324      12.5       3,454,709        3,046,738      13.4
     Income before Realized
           Capital Gains (Losses)              3,272,187          2,883,765      13.5       1,732,134        1,528,374      13.3
     Realized Capital Gains (Losses)            (516,072)          (339,411)        -        (171,113)        (310,650)        -
     OPERATING INCOME                          2,756,115          2,544,354       8.3       1,561,021        1,217,724      28.2
FINANCIAL SERVICES OPERATING INCOME            1,153,371          1,015,928      13.5         622,910          542,014      14.9
RETIREMENT SAVINGS & ASSET MANAGEMENT
       OPERATING INCOME                          584,478            579,893       0.8         301,680          280,215       7.7
Other Realized Capital Gains (Losses)           (216,366)          (240,039)        -        (102,332)        (158,719)        -
Other Income (Deductions) - net                 (279,025)           (43,216)        -        (164,670)         (49,708)        -
INCOME BEFORE INCOME TAXES AND
       MINORITY INTEREST                       6,354,323          5,726,408      11.0       3,430,453        2,767,705      23.9
Income Taxes                                   1,936,116          1,763,644         -       1,059,754          871,816         -
INCOME BEFORE MINORITY INTEREST                4,418,207          3,962,764      11.5       2,370,699        1,895,889      25.0
Minority Interest, after-tax  -
       Income before Realized Capital
       Gains (Losses)                           (189,754)          (178,679)        -         (97,826)         (91,655)        -
Minority Interest, after-tax  -
       Realized Capital Gains (Losses)             1,957             (2,590)        -           4,012           (3,039)        -
NET INCOME                                     4,230,410          3,781,495      11.9       2,276,885        1,801,195      26.4
REALIZED CAPITAL GAINS (LOSSES),
       NET OF TAX                               (656,253)          (562,589)        -        (243,407)        (412,194)        -
NET INCOME, EXCLUDING REALIZED CAPITAL
       GAINS (LOSSES), NET OF TAX           $  4,886,663       $  4,344,084      12.5%   $  2,520,292     $  2,213,389      13.9%
                                            ------------       ------------      ----    ------------     ------------      ----
PER SHARE - DILUTED:
NET INCOME                                  $       1.61       $       1.43      12.6%   $       0.87     $       0.68      27.9%
REALIZED CAPITAL GAINS (LOSSES),
        NET OF TAX                                 (0.25)             (0.22)        -           (0.09)           (0.16)        -
NET INCOME, EXCLUDING REALIZED CAPITAL
       GAINS (LOSSES), NET OF TAX           $       1.86       $       1.65      12.7%   $       0.96     $       0.84      14.3%
                                            ------------       ------------      ----    ------------     ------------      ----
AVERAGE DILUTED COMMON
        SHARES OUTSTANDING                     2,627,789          2,638,607                 2,627,407        2,639,921

* Including reconciliation in accordance with Regulation G.

                       AMERICAN INTERNATIONAL GROUP, INC.
                           SUPPLEMENTARY EARNINGS DATA
                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,             THREE MONTHS ENDED JUNE 30,
                                                        2003         2002        CHANGE           2003            2002       CHANGE
                                                        ----         ----        ------           ----            ----       ------
GENERAL INSURANCE OPERATIONS:
      NET PREMIUMS WRITTEN
           Domestic Brokerage Group               $   9,603,342    $   7,130,809     34.7%    $  5,063,200    $  3,684,647     37.4%
           Personal Lines                             1,784,612        1,533,214     16.4          900,414         807,114     11.6
           Mortgage Guaranty                            241,487          248,353     (2.8)         120,299         126,131     (4.6)
           Transatlantic Holdings                     1,570,931        1,155,581     35.9          802,850         592,026     35.6
           Foreign General (a)(b)                     3,886,762        3,048,983     27.5        1,957,287       1,572,739     24.5
                                                  -------------    -------------              ------------    ------------
           TOTAL                                     17,087,134       13,116,940     30.3        8,844,050       6,782,657     30.4
      OPERATING INCOME
           Domestic Brokerage Group                   1,387,503        1,042,738     33.1          678,656         511,650     32.6
           Personal Lines                                98,052           85,987     14.0           28,752          62,851    (54.3)
           Mortgage Guaranty                            218,577          236,424     (7.5)         108,582         124,775    (13.0)
           Transatlantic Holdings                       175,826          145,632     20.7           96,426          73,584     31.0
           Foreign General (a)                          728,335          629,202     15.8          381,181         317,739     20.0
           Intercompany Adjustments                       3,434           11,365        -            1,717           5,682        -
                                                  -------------    -------------              ------------    ------------
           TOTAL BEFORE REALIZED CAPITAL
              GAINS (LOSSES)                          2,611,727        2,151,348     21.4        1,295,314       1,096,281     18.2
           Realized Capital Gains (Losses)             (255,977)        (281,860)       -          (83,470)       (160,102)       -
           OPERATING INCOME                       $   2,355,750    $   1,869,488     26.0%    $  1,211,844    $    936,179     29.4%
                                                  -------------    -------------     ----     ------------    ------------     ----
      COMBINED RATIO:
           Domestic Brokerage Group                       94.61            97.44                     94.43           97.25
           Personal Lines                                 98.28           100.36                    100.07           99.67
           Mortgage Guaranty                              41.07            35.58                     35.80           29.76
           Transatlantic Holdings                         96.85            98.19                     96.30           98.22
           Foreign General (a)                            87.63            90.06                     86.53           88.39
           TOTAL                                          92.69            94.90                     92.27           94.09
                                                  -------------    -------------     ----     ------------    ------------     ----
      Losses and Loss Expenses Paid               $   8,390,322    $   7,977,671      5.2%    $  4,156,667    $  3,961,354      4.9%
      Change in Loss and
          Loss Expense Reserve                       2,737,961          504,972        -        1,568,196           378,006       -
                                                  -------------    -------------     ----     ------------     ------------
      Losses and Loss Expenses Incurred              11,128,283        8,482,643     31.2        5,724,863       4,339,360     31.9
      Net Loss and Loss Expense Reserve              33,087,900       26,400,484     25.3
      UNDERWRITING PROFIT                         $   1,096,386    $     725,935     51.0%    $    563,847    $    416,234     35.5%


(a) Foreign General insurance excludes the foreign operations of Transatlantic Holdings, Inc.

(b) The growth in Foreign General net premiums written in original currency was 17.2 percent and 21.0 percent for the second quarter and six months 2003, respectively.

SUPPLEMENTARY EARNINGS DATA CONTINUED

                                                           SIX MONTHS ENDED JUNE 30,                  THREE MONTHS ENDED JUNE 30,
                                                      2003            2002         Change         2003            2002        Change
                                                      ----            ----         ------         ----            ----        ------
LIFE INSURANCE OPERATIONS:
      GAAP Premiums
           Domestic
               Life Insurance                    $     844,879    $    818,215        3.3 %   $   414,132     $   421,967     (1.9)%
               Individual Fixed Annuities               24,845          22,651        9.7          12,542          11,228     11.7
               Guaranteed Investment Contracts           3,730          16,187      (77.0)             57          15,414    (99.6)
               Home Service                            417,962         430,626       (2.9)        209,217         214,709     (2.6)
               Group Life/Health                       511,884         478,148        7.1         279,636         240,238     16.4
               Pension and Investment Products         744,937         493,520       50.9         310,507         274,704     13.0
                                                 -------------    ------------                -----------     -----------
               TOTAL                                 2,548,237       2,259,347       12.8       1,226,091       1,178,260      4.1

           Foreign

               Life Insurance                        6,458,463       5,878,741        9.9       3,190,582       3,085,227      3.4
               Personal Accident                     1,439,187       1,167,842       23.2         748,019         602,015     24.3
               Group Products                          633,029         589,084        7.5         283,525         273,009      3.9
               Guaranteed Investment Contracts          54,412          47,997       13.4          26,621          21,053     26.4
                                                 -------------    ------------                -----------     -----------
               TOTAL                                 8,585,091       7,683,664       11.7       4,248,747       3,981,304      6.7
           TOTAL GAAP PREMIUMS                      11,133,328       9,943,011       12.0       5,474,838       5,159,564      6.1

      PREMIUMS, DEPOSITS AND OTHER
           CONSIDERATIONS (a)(b)
           Domestic
               Life Insurance                        1,326,950       1,300,105        2.1         674,530         644,338      4.7
               Individual Fixed Annuities            5,057,295       5,320,599       (4.9)      2,284,369       3,058,654    (25.3)
               Guaranteed Investment Contracts       3,755,442       6,061,197      (38.0)      1,285,964       2,569,171    (49.9)
               Home Service                            484,559         429,746       12.8         249,943         213,735     16.9
               Group Life/Health                       507,835         479,147        6.0         271,076         233,991     15.8
               Pension and Investment Products         897,344         870,759        3.1         329,868         470,014    (29.8)
                                                 -------------    ------------                -----------     -----------
               TOTAL                                12,029,425      14,461,553      (16.8)      5,095,750       7,189,903    (29.1)

           Foreign
               Life Insurance                        7,308,378       6,510,136       12.3       3,632,112       3,422,470      6.1
               Personal Accident                     1,441,204       1,174,558       22.7         748,795         611,089     22.5
               Group Products                        1,082,827         921,946       17.5         513,004         434,835     18.0
               Guaranteed Investment Contracts       2,731,090       3,031,371       (9.9)      1,590,003       1,624,085     (2.1)
                                                 -------------    ------------                -----------     -----------
               TOTAL (c)                            12,563,499      11,638,011        8.0       6,483,914       6,092,479      6.4
           TOTAL PREMIUMS, DEPOSITS AND
               OTHER CONSIDERATIONS              $  24,592,924    $ 26,099,564       (5.8)%   $11,579,664     $13,282,382    (12.8)%

(a) Represents a non-GAAP measurement used by AIG to help manage its life insurance operation, and may not be comparable to similarly captioned measurements used by other life insurance companies.

(b) Premiums, deposits and other considerations represent aggregate business activity during the respective periods.

(c) The growth in foreign premiums, deposits and other considerations in original currency was 2.0 percent in the second quarter and 3.6 percent for the six months.

SUPPLEMENTARY EARNINGS DATA CONTINUED

                                                      SIX MONTHS ENDED JUNE 30,            THREE MONTHS ENDED JUNE 30,
                                                      ---------- ---------- ---            ---------- ---------- -----
                                                   2003          2002        Change       2003         2002       Change
                                                   ----          ----        ------       ----         ----       ------
LIFE INSURANCE OPERATIONS:
  NET INVESTMENT INCOME
       Domestic
           Life Insurance                       $  680,552    $  704,575      (3.4)%   $  364,149   $  361,691      0.7%
           Individual Fixed Annuities            1,798,477     1,564,733      14.9        943,865      832,766     13.3
           Guaranteed Investment Contracts       1,020,395       984,207       3.7        512,432      502,898      1.9
           Home Service                            339,315       335,751       1.1        170,738      166,993      2.2
           Group Life/Health                        56,823        52,662       7.9         28,892       26,978      7.1
           Pension and Investment Products         452,864       383,568      18.1        217,640      181,832     19.7
           Intercompany Adjustments                   (127)         (113)       --            (64)         (56)       -
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL                                 4,348,299     4,025,383       8.0      2,237,652    2,073,102      7.9

       Foreign

           Life Insurance                        1,910,100     1,577,251      21.1      1,000,773      801,544     24.9
           Personal Accident                        76,411        66,463      15.0         39,883       33,406     19.4
           Group Products                          169,104       121,994      38.6         86,963       62,025     40.2
           Guaranteed Investment Contracts         197,367       163,748      20.5         92,523       79,419     16.5
           Intercompany Adjustments                 (6,171)       (5,515)       --         (3,085)      (2,758)       -
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL                                 2,346,811     1,923,941      22.0      1,217,057      973,636     25.0

       TOTAL NET INVESTMENT INCOME               6,695,110     5,949,324      12.5      3,454,709    3,046,738     13.4

  OPERATING INCOME

       Domestic
           Life Insurance                          408,431       369,027      10.7        218,732      204,827      6.8
           Individual Fixed Annuities              427,784       333,663      28.2        226,149      166,395     35.9
           Guaranteed Investment Contracts         238,323       300,727     (20.8)       127,646      159,519    (20.0)
           Home Service                            202,167       193,224       4.6        101,949       97,834      4.2
           Group Life/Health                        57,972        50,859      14.0         29,490       24,305     21.3
           Pension and Investment Products          84,290        60,426      39.5         50,737       22,764    122.9
           Intercompany Adjustments                   (127)         (113)       --            (64)         (56)       -
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL DOMESTIC BEFORE REALIZED
              CAPITAL GAINS (LOSSES)             1,418,840     1,307,813       8.5        754,639      675,588     11.7
           Realized Capital Gains (Losses)        (186,197)     (349,309)       --       (160,304)    (330,974)       -
                                               -- --------   -- --------              -- --------  -- --------
           DOMESTIC OPERATING INCOME             1,232,643       958,504      28.6        594,335      344,614     72.5

       Foreign
           Life Insurance                        1,344,437     1,173,346      14.6        719,199      648,623     10.9
           Personal Accident                       397,137       313,409      26.7        199,645      159,823     24.9
           Group Products                           94,825        76,213      24.4         47,016       37,236     26.3
           Guaranteed Investment Contracts          23,119        18,499      25.0         14,720        9,862     49.3
           Intercompany Adjustments                 (6,171)       (5,515)       --         (3,085)      (2,758)       -
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL FOREIGN BEFORE REALIZED
              CAPITAL GAINS (LOSSES)             1,853,347     1,575,952      17.6        977,495      852,786     14.6
           Realized Capital Gains (Losses)        (329,875)        9,898        --        (10,809)      20,324        -
                                               -- --------   -- --------              -- --------  -- --------
           FOREIGN OPERATING INCOME              1,523,472     1,585,850      (3.9)       966,686      873,110     10.7

       Worldwide Life before Realized
              Capital Gains (Losses)             3,272,187     2,883,765      13.5      1,732,134    1,528,374     13.3
       Realized Capital Gains (Losses)            (516,072)     (339,411)       --       (171,113)    (310,650)       -
                                               -- --------   -- --------              -- --------  -- --------
       WORLDWIDE OPERATING INCOME               $2,756,115    $2,544,354       8.3 %   $1,561,021   $1,217,724     28.2 %

SUPPLEMENTARY EARNINGS DATA CONTINUED

                                                      SIX MONTHS ENDED JUNE 30,            THREE MONTHS ENDED JUNE 30,
                                                     -- ---------- ---------- -           -- ---------- ---------- ---
                                                   2003          2002        Change       2003         2002       Change
                                                  -- --         -- --       -- ----      -- --        -- --      -- ----
FINANCIAL SERVICES:
      REVENUES
           International Lease Finance Corp.    $1,486,858    $1,366,582       8.8%      $764,747     $725,740      5.4%
           AIG Financial Products Corp.            675,823       538,135      25.6        404,100      266,040     51.9
           Consumer Finance                      1,292,805     1,226,489       5.4        653,929      613,552      6.6
           AIG Trading Group Inc.                  132,272       114,188      15.8         79,365       70,967     11.8
           Other                                    22,073        (4,863)       --         14,808       (2,259)       -
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL                                 3,609,831     3,240,531      11.4      1,916,949    1,674,040     14.5

      OPERATING INCOME
           International Lease Finance Corp.       357,885       380,762      (6.0)       183,614      207,674    (11.6)
           AIG Financial Products Corp.            450,095       356,461      26.3        254,213      180,289     41.0
           Consumer Finance                        314,961       265,282      18.7        166,858      140,911     18.4
           AIG Trading Group Inc.                   37,926        31,094      22.0         22,567       20,979      7.6
           Other (a)                                (7,496)      (17,671)       --         (4,342)      (7,839)       -
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL                                 1,153,371     1,015,928      13.5        622,910      542,014     14.9

RETIREMENT SAVINGS & ASSET MANAGEMENT (b):
      Revenues
           AIG VALIC (c)                         1,111,837     1,066,871       4.2        567,655      532,376      6.6
           AIG SunAmerica (d)                      250,031       305,646     (18.2)       129,053      151,714    (14.9)
           Other Asset Management and
              Annuity Operations (e)               449,925       363,762      23.7        218,976      187,370     16.9
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL                                 1,811,793     1,736,279       4.3        915,684      871,460      5.1
      OPERATING INCOME
           AIG VALIC (c)                           445,241       410,607       8.4        226,644      219,072      3.5
           AIG SunAmerica (d)                        5,263        50,213     (89.5)         6,576       11,388    (42.3)
           Other Asset Management and
              Annuity Operations (e)               133,974       119,073      12.5         68,460       49,755     37.6
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL                                   584,478       579,893       0.8        301,680      280,215      7.7
      VARIABLE ANNUITY NET SALES
           Sales
               AIG VALIC                         2,499,832     2,521,723      (0.9)     1,260,760    1,237,587      1.9
               AIG SunAmerica                    1,569,532     1,503,089       4.4        803,994      798,251      0.7
           Surrenders
               AIG VALIC                         1,133,659     1,283,524     (11.7)       579,577      655,008    (11.5)
               AIG SunAmerica                    1,074,386     1,058,375       1.5        514,050      553,327     (7.1)
           Net Sales
               AIG VALIC                         1,366,173     1,238,199      10.3        681,183      582,579     16.9
               AIG SunAmerica                      495,146       444,714      11.3        289,944      244,924     18.4
                                               -- --------   -- --------              -- --------  -- --------
           TOTAL NET SALES                      $1,861,319    $1,682,913      10.6%      $971,127     $827,503     17.4%
EFFECTIVE TAX RATES:
      Net Income                                    30.47%        30.80%                   30.89%       31.50%
      Realized Capital Gains (Losses)               33.41%        34.98%                   30.68%       35.00%

(a) Includes Other Financial Services Companies and Intercompany Reclassifications.

(b) At June 30, 2003 AIG's third party assets under management, including mutual funds and institutional accounts, totaled over $43 billion.

(c) Reflects the sale of variable annuity products with fixed annuity options.

(d)      Includes variable annuity, mutual fund and broker-dealer operations.

(e) Includes AIG Global Investment Group, John McStay Investment Counsel, L.P. and certain overseas variable annuity operations.

                       AMERICAN INTERNATIONAL GROUP, INC.
                             PRETAX OPERATING INCOME
                                 (IN THOUSANDS)

                                                      SIX MONTHS ENDED JUNE 30,                    THREE MONTHS ENDED JUNE 30,
                                                     -- -----------------------                   -- -------------------------
                                                   2003          2002        CHANGE              2003           2002      CHANGE
                                                  -- --         -- --       -- ----             -- --          -- --     -- ----
GENERAL INSURANCE:
       Domestic Brokerage Group                 $1,387,503    $1,042,738      33.1%            $678,656        $511,650     32.6%
       Personal Lines                               98,052        85,987      14.0               28,752          62,851    (54.3)
       Mortgage Guaranty                           218,577       236,424      (7.5)             108,582         124,775    (13.0)
       Transatlantic Holdings                      175,826       145,632      20.7               96,426          73,584     31.0
       Foreign General (a)                         728,335       629,202      15.8              381,181         317,739     20.0
       Intercompany Adjustments                      3,434        11,365        --                1,717           5,682       --
       Realized Capital Gains (Losses)            (255,977)     (281,860)       --              (83,470)       (160,102)      --

LIFE INSURANCE:
       Domestic
           Life Insurance                          408,431       369,027      10.7              218,732         204,827      6.8
           Individual Fixed Annuities              427,784       333,663      28.2              226,149         166,395     35.9
           Guaranteed Investment Contracts         238,323       300,727     (20.8)             127,646         159,519    (20.0)
           Home Service                            202,167       193,224       4.6              101,949          97,834      4.2
           Group Life/Health                        57,972        50,859      14.0               29,490          24,305     21.3
           Pension and Investment Products          84,290        60,426      39.5               50,737          22,764    122.9
           Intercompany Adjustments                   (127)         (113)       --                  (64)            (56)      --
           Realized Capital Gains (Losses)        (186,197)     (349,309)       --             (160,304)       (330,974)      --

       Foreign
           Life Insurance                        1,344,437     1,173,346      14.6              719,199         648,623     10.9
           Personal Accident                       397,137       313,409      26.7              199,645         159,823     24.9
           Group Products                           94,825        76,213      24.4               47,016          37,236     26.3
           Guaranteed Investment Contracts          23,119        18,499      25.0               14,720           9,862     49.3
           Intercompany Adjustments                 (6,171)       (5,515)       --               (3,085)         (2,758)      --
           Realized Capital Gains (Losses)        (329,875)        9,898        --              (10,809)         20,324       --

FINANCIAL SERVICES:

       International Lease Finance Corp.           357,885       380,762      (6.0)             183,614         207,674    (11.6)
       AIG Financial Products Corp.                450,095       356,461      26.3              254,213         180,289     41.0
       Consumer Finance                            314,961       265,282      18.7              166,858         140,911     18.4
       AIG Trading Group Inc.                       37,926        31,094      22.0               22,567          20,979      7.6
       Other (b)                                    (7,496)      (17,671)       --               (4,342)         (7,839)      --

RETIREMENT SAVINGS & ASSET MANAGEMENT (c):

       AIG VALIC (d)                               445,241       410,607       8.4              226,644         219,072      3.5
       AIG SunAmerica (e)                            5,263        50,213     (89.5)               6,576          11,388    (42.3)
       Other Asset Management and
          Annuity Operations (f)                   133,974       119,073      12.5               68,460          49,755     37.6

Other Realized Capital Gains (Losses)             (216,366)     (240,039)       --             (102,332)       (158,719)      --
Other Income (Deductions)-- net                   (279,025)      (43,216)       --             (164,670)        (49,708)      --
INCOME BEFORE INCOME TAXES AND
       MINORITY INTEREST                         6,354,323     5,726,408      11.0            3,430,453       2,767,705     23.9
INCOME BEFORE INCOME TAXES,
       MINORITY INTEREST AND REALIZED
       CAPITAL GAINS (LOSSES)                   $7,342,738    $6,587,718      11.5%          $3,787,368      $3,397,176     11.5%

(a) Foreign General insurance excludes the foreign operations of Transatlantic Holdings, Inc.

(b) Includes Other Financial Services Companies and Intercompany Reclassifications.

(c) At June 30, 2003 AIG's third party assets under management, including mutual funds and institutional accounts, totaled over $43 billion.

(d) Reflects the sale of variable annuity products with fixed annuity options.

(e)      Includes variable annuity, mutual fund and broker-dealer operations.

(f) Includes AIG Global Investment Group, John McStay Investment Counsel, L.P. and certain overseas variable annuity operations.